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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF CORRECTION
                                     TO THE
                            CERTIFICATE OF AMENDMENT
                                       OF
                        THE CERTIFICATE OF INCORPORATION
                                       OF
                                 EXEGENICS INC.


It is hereby certified that:

1.       The name of the corporation is eXegenics Inc. (the "Corporation").

2. The Certificate of Amendment of the Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on August 2, 1995 (the "Amendment"), was an inaccurate record of the corporate action referred to therein.

3.       The inaccuracy to be corrected in the Amendment is as follows:

                  The Amendment omitted to reflect in Article THIRD the corporate actions taken with respect to the reclassification and change of each 2.5 shares of the Corporation's Common Stock and Series A Preferred Stock into one share of the Corporation's Common Stock and Series A Preferred Stock, respectively.

4.       The portion of the Amendment in corrected form is as follows:

                  Article THIRD of the Amendment shall be corrected to read in its entirety as follows:

                  "That as of the date of filing of this Certificate of Amendment, each two and a half (2.5) shares of the outstanding shares of Common Stock shall be reclassified and changed into one share of Common Stock and that each two and a half (2.5) shares of Series A Preferred Stock, be reclassified and changed into one share of Series A Preferred Stock, and that the aforesaid Amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation law of the State of Delaware;".


IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to the Certificate of Amendment of the Certificate of Incorporation of eXegenics Inc. to be signed by its duly authorized officer this 15th day of July 2003.


                                          EXEGENICS INC.

                                          By:
                                              ----------------------------------
                                              Name: Ronald L. Goode
                                              Title: Chief Executive Officer